EX-23.1

Berenson LLP

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on this Form S-3 of our report dated November 15, 2006, relating to the audits of the consolidated financial statements and financial statement schedule of Nitches, Inc. and Subsidiaries, which appears in the Annual Report on Form 10-K for the years ended August 31, 2006 and 2005.

/s/ Berenson LLP

New York, NY
April 30, 2007